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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: October 29, 2002
(Date of earliest event reported)

GUITAR CENTER, INC.
(Exact Name of Registrant as specified in Charter)

Delaware (State or Other Jurisdiction of incorporation)	Commission File No.: 000-22207	95-4600862 (I.R.S. Employer Identification No.)
5795 Lindero Canyon Road Westlake Village, California 91362 (Address of Principal Executive Offices, including zip code)
(818) 735-8800 (Registrant's telephone number, including area code)

ITEM 5.    OTHER EVENTS.

        On October 29, 2002, Guitar Center, Inc. (the "Company" or "Guitar Center") reported financial results for the third quarter ended September 30, 2002. Our unaudited consolidated balance sheet as of September 30, 2002 and our unaudited consolidated statements of income for the three and nine month periods ended September 30, 2002 and 2001 are attached to this report as Exhibit 99.1 and incorporated herein by this reference. We also provided selected data by business line.

        Our net sales for the third quarter ended September 30, 2002 increased 13% to $257.4 million, compared to $227.8 million in the third quarter of 2001. Net income for the third quarter increased by 217% to $4.4 million, or $0.19 per diluted share, compared to net income of $1.4 million, or $0.06 per diluted share in the third quarter of 2001.

        We achieved a 6% increase in comparable store sales at our Guitar Center stores during the quarter, compared to the same period in 2001. Combined comparable store sales, including American Music, increased 5%. The lower than expected sales at American Music were due primarily to our focus being on information systems and process implementation, which resulted in our band instrument and combo products not selling as well as planned. Musician's Friend sales were slightly softer than expected due to economic trends and the subsequent effect on our hobbyist customer base. The continued strong performance of our core Guitar Center business, combined with successful cost containment and improved efficiencies across our organization, enabled us to produce a significant increase in operating income and net income compared to 2001. Last year's results, particularly net income, reflected disruption after the events of September 11, 2001.

        Net sales from retail stores grew 11% to $210.5 million for the quarter compared to $189.6 million in the third quarter of 2001. Sales from new stores contributed $11 million, or 52% of the total increase. Third quarter gross margin for the retail stores was 24.9% after buying and occupancy costs, compared with 25.0% in the same period of 2001, due primarily to increased freight expense for our Guitar Center stores, partially offset by a higher margin achieved in the American Music stores. Selling, general and administrative expenses for our retail stores, inclusive of corporate general and administrative expenses, were 21.3% of net sales for the quarter compared to 22.4% in the third quarter of 2001.

        Net sales for the direct response division increased 22.7% to $46.9 million compared with $38.2 million in the third quarter of 2001. Gross margin for the direct response division was 29.2% for the quarter compared to 26.6% in the same period of 2001. Selling, general and administrative expenses for the direct response division were 23.3% of net sales for the quarter compared to 25.0% in the third quarter of last year. Current period results reflect efficiencies achieved from operating through a single fulfillment center in contrast to third quarter 2001 results, which included costs related to the consolidation of the former Medford and Knoxville fulfillment centers into a single facility in Kansas City. Results for 2002 also reflect the benefit of fewer split shipments resulting from a software implementation conducted in the fourth quarter of 2001 and favorable catalog printing and postage costs resulting from new contracts.

        During the quarter we opened one new store, a small format unit in Atlantic City, New Jersey. In October, we opened one new large format Guitar Center store in Pasadena, California and one new small format Guitar Center store in Colorado Springs, Colorado.

        For a further discussion of risks associated with our business, please see the discussion under the caption "Risks Related to the Business" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 which is incorporated herein by this reference. In addition to such risks, investors should be aware that we continue to face uncertainty regarding general economic conditions, especially as they impact hobbyists and other general consumers who purchase from Musician's Friend, American Music and, to a lesser extent, our Guitar Center stores. Also, we cannot predict the impact on our business of the court-ordered liquidation of the Mars Music chain which is expected to include "going out of business" sales in its remaining stores. Many of these stores are in markets also served by our Guitar Center stores and the liquidation represents competition for direct response sales by Musician's Friend.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)	Exhibits
	99.1	Unaudited consolidated balance sheet and statement of income as of and for the three and nine month periods ended September 30, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.
Date: October 29, 2002	By:	/s/ Bruce Ross
	Name:	Bruce Ross
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Unaudited consolidated balance sheet and statement of income as of and for the three and nine month periods ended September 30, 2002

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SIGNATURES
EXHIBIT INDEX